EX-11
                        THE PROMUS COMPANIES INCORPORATED
                        COMPUTATION OF PER SHARE EARNINGS

                                                     First Quarter Ended
                                                 March 31,      March 31,
                                                     1994           1993

Income before extraordinary items            $ 28,216,000   $ 11,965,000
Extraordinary items, net                                -     (1,009,000)
Cumulative effect of change in accounting
  policy, net                                  (7,932,000)             -
                                             ------------   ------------
Net income                                   $ 20,284,000   $ 10,956,000
                                             ============   ============
Primary earnings per share (1)
Weighted average number of common
  shares outstanding                          101,503,574     99,375,771

  Common stock equivalents
    Additional shares based on average
      market price for period
      applicable to:
         Restricted stock                         459,462      1,484,790
         Stock options                            944,198        391,314
                                             ------------   ------------
Average number of primary common and
  common equivalent shares outstanding        102,907,234    101,251,875
                                             ============   ============
Primary earnings per common and
  common equivalent share
    Income before extraordinary items              $ 0.28         $ 0.12
    Extraordinary items                                 -          (0.01)
    Change in accounting policy                     (0.08)             -
                                                   ------         ------
    Net income                                     $ 0.20         $ 0.11
                                                   ======         ======
Fully diluted earnings per share (1)
Average number of primary common and
  common equivalent shares outstanding        102,907,234    101,251,875

    Additional shares based on period-
      end price applicable to:
        Restricted stock                           11,618         32,616
        Stock options                                   -        100,635
                                             ------------   ------------
Average number of fully diluted common
  and common equivalent shares
  outstanding                                 102,918,852    101,385,126
                                             ============   ============
Fully diluted earnings per common
  and common equivalent share
    Income before extraordinary items              $ 0.28         $ 0.12
    Extraordinary items                                 -          (0.01)
    Change in accounting policy                     (0.08)             -
                                                   ------         ------
    Net income                                     $ 0.20         $ 0.11
                                                   ======         ======

(1) March 31, 1993 amounts have been retroactively adjusted for three-for-two stock split approved by Promus' Board of Directors on October 29, 1993.

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